                                                                    Exhibit 23.1








                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Registration Statement Number 33-60622 on Form S-8 dated March 31, 1993, Registration Statement Number 33-60730 on Form S-8 dated March 31, 1993, Registration Statement Number 333-27459 on Form S-8 dated May 20, 1997, Registration Statement Number 333-27461 on Form S-8 dated May 20, 1997, and in Registration Statement Number 333-67033 on Form S-8 dated November 10, 1998 of our report dated January 23, 2002, [except for Note 19, as to which the date is March 22, 2002], with respect to the consolidated financial statements and schedule of Alltrista Corporation included in the 2001 Annual Report (Form 10-K) for the year ended December 31, 2001.




/s/ ERNST & YOUNG LLP


Indianapolis, Indiana
March 27, 2002